Exhibit 21.1
SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2010

The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements.

•
GSE Engineering Systems (Beijing) Company Ltd., GSE Erudite Software, Inc., GSE Power Systems AB, GSE Process Solutions, Inc., GSE Services Company L.L.C., MSHI, Inc., GSE Systems Ltd., and TAS Engineering Consultants Ltd., are wholly owned subsidiaries of GSE Systems, Inc.

•	GSE Government & Military Simulation Systems, Inc. is a wholly owned subsidiary of GSE Power Systems, Inc. which is a wholly owned subsidiary of MSHI, Inc.
•	TAS Ltd. and TAS Northeast Ltd. are wholly owned subsidiaries of TAS Engineering Consulatns Ltd.

Name	Place of Incorporation or Organization

GSE Engineering Systems (Beijing) Company, Ltd	Peoples Republic of China
GSE Erudite Software, Inc.	State of Delaware
GSE Power Systems AB	Sweden
GSE Process Solutions, Inc.	State of Delaware
GSE Services Company L.L.C.	State of Delaware
MSHI, Inc.	State of Virginia
GSE Systems Ltd.	United Kingdom
GSE Government & Military Simulation Systems, Inc.	State of Delaware
GSE Power Systems, Inc.	State of Delaware
TAS Engineering Consultants Ltd.	United Kingdom
TAS Ltd.	United Kingdom
TAS Northeast Ltd.	United Kingdom